Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of ARKO Corp. on Form S-4 of our report dated March 19, 2020, with respect to our audit of the financial statements of Haymaker Acquisition Corp. II (the “Company”) as of December 31, 2019 and for the period from February 13, 2019 (inception) through December 31, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Proxy Statement and Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement and Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

September 10, 2020